NEUBERGER BERMAN INCOME FUNDS
MANAGEMENT AGREEMENT
SCHEDULE A
 SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman Core Bond Fund

 Neuberger Berman Emerging Markets Debt Fund

Neuberger Berman Floating Rate Income Fund

Neuberger Berman Municipal High Yield Fund

Neuberger Berman New York Municipal Income Fund

Neuberger Berman Short Duration High Income Fund

Neuberger Berman Unconstrained Bond Fund

Date:  June 16, 2015

NEUBERGER BERMAN INCOME FUNDS
MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN CORE BOND FUND

0.250% of the first $500 million of average daily net assets
0.225% of the next $500 million of average daily net assets
0.200% of the next $500 million of average daily net assets
0.175% of the next $500 million of average daily net assets
0.150% of average daily net assets in excess of $2 billion

NEUBERGER BERMAN EMERGING MARKETS DEBT FUND

0.55% of average daily net assets

NEUBERGER BERMAN FLOATING RATE INCOME FUND

0.50% of average daily net assets

 NEUBERGER BERMAN MUNICIPAL HIGH YIELD FUND

0.400% of the first $500 million of average daily net assets
0.375% of the next $500 million of average daily net assets
0.350% of the next $500 million of average daily net assets
0.325% of the next $500 million of average daily net assets
 0.300% of average daily net assets in excess of $2 billion

NEUBERGER BERMAN NEW YORK MUNICIPAL INCOME  FUND

0.250% of the first $500 million of average daily net assets
0.225% of the next $500 million of average daily net assets
0.200% of the next $500 million of average daily net assets
0.175% of the next $500 million of average daily net assets
0.150% of average daily net assets in excess of $2 billion

NEUBERGER BERMAN SHORT DURATION HIGH INCOME FUND

0.45% of average daily net assets

NEUBERGER BERMAN UNCONSTRAINED BOND FUND

0.60% of average daily net assets

Date:  June 16, 2015